                                                                    EXHIBIT 3(d)

                    CERTIFICATE OF AMENDMENT TO THE RESTATED
                        CERTIFICATE OF INCORPORATION OF
                          UNITED WATER RESOURCES INC.

TO:  THE SECRETARY OF STATE
     STATE OF NEW JERSEY

          Pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of
Incorporation:

          1. The name of the corporation is United Water Resources Inc. (hereinafter called the "Corporation").

          2. The following amendment to Article 5(a) of the Restated Certificate of Incorporation of the Corporation was approved by the Board of Directors and thereafter was duly adopted by the shareholders of the Corporation on the 12th day of May, 1997:

          "5.   The shares of capital stock which the Corporation has authority to issue shall consist of the following:

          (a) Common Stock divided into 100,000,000 shares, without par value,"

          3. As a result of the amendment, Article 5 of the Corporation's Restated Certificate of Incorporation reads in its entirety as follows:

          "5.   The shares of capital stock which the Corporation has authority to issue shall consist of the following:

          (a)   Common Stock divided into 100,000,000 shares, without par value,

          (b) Preferred Stock divided into 1,000,000 shares, without par value, and

          (c) Preference Stock divided into 5,000,000 shares, without par value."

          4. The total number of shares entitled to vote on the adoption of the amendment was 35,993,160 shares of Common Stock of the Corporation.

          5. The number of shares of Common Stock voted for, voted against and abstaining from the vote on the amendment was as follows:

NUMBER OF SHARES              NUMBER OF SHARES
   VOTED FOR                    VOTED AGAINST      NUMBER OF SHARES
   AMENDMENT                      AMENDMENT           ABSTAINING
   28,110,764                     1,759,070             461,750

          6. The effective date of this Certificate of Amendment to the Corporation's Restated Certificate of Incorporation shall be the date of filing hereof in the office of the Secretary of State of New Jersey.

                                    UNITED WATER RESOURCES INC.


                                    By: /s/ Donald L. Correll
                                        -----------------------------------
                                          Donald L. Correll
                                          Chairman, President and
                                           Chief Executive Officer

Dated:   June 3, 1997